EXHIBIT 14


                          Corporate Code of Ethics and
                                Business Conduct

                             Effective June 25, 2004


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                                Table of Contents


Compliance with the Code.......................................................3
   Understanding the Code......................................................3
   Violations of the Code......................................................3
   Reporting Violations; Confidentiality.......................................3
   Certificate of Compliance...................................................4
   Waiver of Compliance........................................................4

Business Conduct and Practices.................................................4
   Accuracy and Retention of Business Records..................................4
   Company Property............................................................5
   Fraud and Theft.............................................................6
   Payments and Gifts to Third Parties.........................................6
   Privacy.....................................................................6
   Confidential Information....................................................7
   Computer Resources and Computer Security....................................8
   Intellectual Property.......................................................9

Inside Information............................................................10

Conflicts of Interest.........................................................10
   General Guidance...........................................................10
   Family Members and Close Personal Relationships............................11
   Ownership in Other Businesses..............................................11
   Corporate Opportunities....................................................11
   Outside Employment, Affiliations or Activities.............................11
   Gifts, Gratuities and Entertainment........................................12
   Fair Dealing...............................................................13
   Relationships with Suppliers or Service Providers..........................13
   Samples....................................................................13
   Consultants and Agents.....................................................13

Antitrust and Unfair Competition..............................................13
   Antitrust..................................................................13
   Unfair Competition.........................................................15

Relations with Government Agencies and Outside Organizations..................15
   Generally..................................................................15
   Political Contributions and Activities.....................................15
   Personal Involvement and the PACs..........................................16
   Government Procurement.....................................................16
   Responding to Government and Other Inquiries...............................16
   Tax Violations.............................................................17

ACKNOWLEDGEMENT...............................................................18

APPENDIX A...................................................................A-1
   Contact Information.......................................................A-1


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COMPLIANCE WITH THE CODE

UNDERSTANDING THE CODE

The Company takes this Code of Conduct very seriously. All employees must act honestly and ethically, follow the ethical standards set forth in this Code and are to report, in a timely fashion, any possible violations of our ethical standards that they may witness. Doing so is not an act of disloyalty, but an action that shows your sense of responsibility and fairness to your fellow employees, our customers, suppliers and stockholders. Reporting in good faith possible ethical violations by others will not subject you to reprisal. In fact, retaliation or punishment for reporting suspected unethical or illegal conduct by another employee as provided in this Code or for coming forward to alert the Company to a questionable situation is against the law.

It is the responsibility of employees to read carefully and understand this Code, but we do not expect this Code to answer every possible question an employee may have in the course of conducting business. Furthermore, if employees are concerned about an ethical situation or are not sure whether specific conduct meets the Company's standards of conduct, employees are responsible for asking their supervisors, managers or other appropriate personnel any questions that they may feel are necessary to understand the Company's expectations of them. A good basis for deciding when to get advice is to ask whether the conduct might be embarrassing to the Company or the employees involved if the details were disclosed to the public. If it might be embarrassing, employees should seek clarification from their supervisors, managers or, other appropriate personnel.

VIOLATIONS OF THE CODE

Employees who fail to comply with these policies, including supervisors who fail to detect or report wrongdoing, may be subject to corrective action up to and including termination of employment. The following are examples of conduct that may result in corrective action:

    o   Actions that violate a Company policy

    o   Requesting others to violate a Company policy

    o Failure to promptly raise a known or suspected violation of a Company policy

    o Failure to cooperate in Company investigations of possible violations of a Company policy

    o   Retaliation against another employee for reporting an integrity concern

    o Failure to demonstrate the leadership and diligence needed to ensure compliance with Company policies and applicable law

It is important to understand that violation of certain of these policies may subject the Company and the individual employee involved to civil liability and damages, regulatory sanction and/or criminal prosecution. The Company is responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the identification of a violation.

REPORTING VIOLATIONS; CONFIDENTIALITY

The Company has established the following procedures for employees to use in getting help with a potential issue or reporting a violation of the Code or other problem. When you believe

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you or another employee may have violated the Code or an applicable law, rule or regulation, it is your responsibility to immediately report the violation to your supervisor or the Chief Executive Officer of the Company. Similarly, if you are a supervisor and you have received information from an employee concerning activity that he or she believes may violate the Code or that you believe may violate the Code, you should report the matter to the Chief Executive Officer of the Company.

The Company has designated a core team of corporate executives who represent another venue for you to pursue your concerns. These include:

    o   Chief Executive Officer

    o   Chief Financial Officer and

    o   Chief Operating Officer

All reports and inquiries will be handled confidentially to the greatest extent possible under the circumstances. Employees may choose to remain anonymous, though in some cases that could make it more difficult to follow up and ensure resolution of their inquiry. As mentioned above, no employee will be subject to retaliation or punishment for reporting suspected unethical or illegal conduct by another employee as provided in this Code or for coming forward to alert the Company of any questionable situation.

CERTIFICATE OF COMPLIANCE

On an annual basis, the Company will ask its senior executives and select employees to certify that they are "aware of and are in compliance with the Company's policies on ethical behavior." The certificate also requires that these executives and other employees list any violations or questionable activities they have witnessed or heard about, or certify that they are not aware of any such activities. The Chief Executive Officer will administer this activity.

WAIVER OF COMPLIANCE

In certain limited situations, the Company may waive application of the Code to employees, officers or directors. Any such waiver requires the express approval of the Audit Committee. Furthermore, the Company will promptly disclose to its stockholders any such waivers granted to any of its officers or directors.

BUSINESS CONDUCT AND PRACTICES

ACCURACY AND RETENTION OF BUSINESS RECORDS

Employees involved in the preparation of the Company's financial statements must prepare those statements in accordance with Generally Accepted Accounting Principles, consistently applied, and any other applicable accounting standards and rules so that the financial statements materially, fairly and completely reflect the business transactions and financial condition of the Company. Further, it is important that financial statements and related disclosures be free of material errors. In particular, Company policy prohibits any employee from knowingly making or causing others to make a materially misleading, incomplete or false statement to an accountant or an attorney in connection with an audit or any filing with any governmental or regulatory entity such as the Securities and Exchange Commission or Internal Revenue Service. All employees responsible for

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reports and documents filed with the Securities and Exchange Commission or other communications to the public should ensure that the disclosure attached in the report, document or other communication is full, fair, accurate, timely and understandable.

Company policy also prohibits any employee from directly or indirectly falsifying or causing others to falsify any company or customer documentation. In addition, an employee must not omit or cause others to omit any material fact that is necessary to prevent a statement made in connection with any audit, filing or examination of the Company's financial statements from being misleading. Employees are prohibited from opening or maintaining any undisclosed or unrecorded corporate account, fund or asset or any account with a misleading purpose.

The Corporate Legal Counsel and the Accounting Department have company-wide responsibility for developing, administering and coordinating the record management program which establishes procedures for the retention, storage, retrieval and destruction of all records created or received by the Company. Records must be maintained to comply with applicable statutory, regulatory or contractual requirements, as well as those pursuant to prudent business practices Employees can contact the Chief Financial Officer for specific information on record retention.

Destruction or falsification of any document that is potentially relevant to a violation of law or a government investigation may lead to prosecution for obstruction of justice. Therefore, if an employee has reason to believe that a violation of the law has been committed or that a government investigation is about to be commenced, he or she must retain all records (including computer records) that could be relevant to an investigation of the matter, whether conducted by the Company or by a governmental authority. Questions with regard to destruction or retention of documents in this context should be directed to Corporate Legal Counsel.

All Company books, invoices, records, accounts, funds and assets must be created and maintained to reflect fairly and accurately and in reasonable detail the underlying transactions and disposition of Company business. No entries may be made that intentionally conceal or disguise the true nature of any Company transaction.

In addition, if an employee believes that the Company's books and records are not being properly maintained in accordance with these requirements, the employee should report the matter directly to his or her supervisor or to the Chief Executive Officer. Any complaints or concerns regarding accounting, internal accounting, controls, or auditing matters should be reported directly to the Audit Committee.

COMPANY PROPERTY

All directors, officers and other employees should protect the Company's assets and ensure their efficient use. The Company's assets, whether tangible or intangible, are to be used only by authorized employees or their designees and only for the legitimate business purposes of the Company.

Employees are not permitted to take or make use of, steal, or knowingly misappropriate the assets of the Company or any customer or vendor, including confidential information of the Company, for the employee's own use, the use of another or for an improper or illegal purpose. Employees are not permitted to remove or dispose of anything of value belonging to the Company without the Company's consent. No employee may destroy Company assets without

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permission. Participation in unlawful activities or possession of illegal items or substances by an employee, whether on Company property or business or not, is prohibited.

FRAUD AND THEFT

Company policy prohibits fraudulent activity and establishes procedures to be followed to ensure that incidents of fraud and theft relating to the Company are promptly investigated, reported and, where appropriate, prosecuted. Fraudulent activity can include actions committed by an employee that injure suppliers and customers, as well as those that injure the Company and its employees.

Employees and agents who suspect that any fraudulent activity may have occurred must immediately report such concern to the Audit Committee or Corporate Legal Counsel. Corporate Legal Counsel should be contacted before any action is taken with respect to the individual accused of perpetrating the alleged business impropriety. Such allegations, if proven to be factual, may lead to the dismissal of the employee, the involvement of local law enforcement and actions to recover Company funds or property. No employee or agent may sign a criminal complaint on behalf of the Company without prior written approval of Corporate Legal Counsel.

PAYMENTS AND GIFTS TO THIRD PARTIES

Any payment made by the Company to a third party must be made only for identifiable services that were performed by the third party for the Company. In addition, the payment must be reasonable in relation to the services performed.

Employees are not permitted to give, offer or promise payments or gifts with the intent to influence (or which may appear to influence) a third party or to place such party under an obligation to the donor. There are also other public, as well as private, institutions that have established their own internal rules regarding the acceptance of gifts or entertainment. Employees should become familiar with any such restrictions affecting those with whom they deal.

PRIVACY

It is Company policy to protect individual consumer, medical, financial and other sensitive personal information that the Company collects from or maintains about personnel or individual consumers or customers by complying with all applicable privacy and data protection laws, regulations and treaties.

Employees must take care to protect individually identifiable personnel, consumer or customer information and other sensitive personal information from inappropriate or unauthorized use or disclosure.

Employees may not acquire, use, or disclose individual personnel, consumer or customer information in ways that are inconsistent with the Company's privacy policies or with applicable laws or regulations. Finally, employees should consult with the Corporate Legal Counsel before establishing or updating any system, process, or procedure to collect, use, disclose, or transmit individual personnel, consumer or customer information, medical or financial records, or other sensitive personal information.

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CONFIDENTIAL INFORMATION

Company assets also include confidential and proprietary information relating to the present or planned business of the Company that has not been released publicly by authorized Company representatives. Confidential information is information not generally known to the public that a company would normally expect to be non-public and that it might be harmful to the Company's competitive position, or harmful to the Company or its customer, if disclosed, and includes, but is not limited to:

    o   Computer programs, data, formulas, software and compositions;

    o   Customer, employee and supplier information;

    o   Financial data;

    o   Inventions;

    o   Marketing and sales programs;

    o   Compensation information;

    o   Now product designs;

    o   Possible acquisition or divestiture activity;

    o   Pricing information and cost data;

    o   Regulatory approval strategies;

    o   Research and development information;

    o   Services techniques and protocols;

    o   Trade secrets and know-how;

    o   Strategic business plans.

Except as specifically authorized or legally mandated, employees, consultants, agents and representatives are expected to maintain the confidentiality of information entrusted to them by the Company or its customers and shall not disclose or use, either during or subsequent to their employment by or the term of any other relationship with the Company, any such information they receive or develop during the course of Company employment or any such other relationship which is considered proprietary by the Company or its customers. Confidential information may be disclosed within the Company only on a need-to-know basis. Employees should not attempt to obtain confidential information that does not relate to their employment duties and responsibilities

Employees, consultants, agents and representatives should not discuss confidential matters in the presence or within the hearing range of unauthorized persons, such as in elevators (even on Company property), restaurants, taxis, airplanes or other publicly accessible areas. Care should be used in the use of cellular telephones or other means of communication that are not secure. Confidential information should not be discussed with family, relatives, or business or social acquaintances.

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In instances where it is appropriate for business reasons to disclose Company confidential information to third parties, Corporate Legal Counsel must be contacted before the disclosure for preparation of an appropriate agreement that includes the necessary safeguards.

Furthermore, obtaining confidential information from a third party without adequate legal safeguards is improper and may expose the Company to legal risks. Accordingly, no employee, consultant agent or representative may accept such information without the advice of Corporate Legal Counsel and until an agreement in writing has been reached with the third party. After such information is obtained, its confidentiality must be protected as provided in the agreement.

No employee, consultant, agent or representative may disclose or use any confidential information gained during Company employment or any other Company relationship for personal profit or to the advantage of the employee or any other person.

COMPUTER RESOURCES AND COMPUTER SECURITY

The Company's computer resources are Company assets. Computer resources include, but are not limited to, all of the Company's processing hardware, software, networks and networking applications, and associated documentation. The Company expects all employees utilizing our computer and other electronic resources to observe the highest standard of professionalism at all times. This includes respecting and maintaining the integrity and security of all Company computer and communication systems, and utilizing those systems only for the furtherance of Company business. It also includes respecting the values of the Company, and each individual within it, by creating and sending only appropriate messages. To this end, the following policies and principles apply:

    o Employees are responsible for ensuring the integrity and confidentiality of their unique user identification codes and passwords. Any suspected breach must be reported to appropriate management immediately.

    o Employees are not permitted to access a computer without authorization or to exceed authorized access with the intent of securing information contained in the Company's financial records or records concerning clients or other employees.

    o Employees are expected to log out of systems that do not support an automated log out process, when leaving them unattended.

    o Employees are not permitted to alter, damage or destroy information without authorization.

    o An employee's misappropriation, destruction, misuse, abuse or unauthorized use of computer resources is prohibited.

    o Employees may not obstruct the authorized use of a computer or information.

    o Employees are not permitted to use the Company's computer resources for personal gain.

    o Computer programs developed by employees using the Company's computer resources and developed within the scope of the employee's employment are the Company's property. All rights to and use of such property are reserved by the Company.

    o The Company reserves the right to monitor its computer resources in order to prevent their improper or unauthorized use.

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    o   Access to systems, data, and software must be restricted to authorized personnel, preauthorized by an employee's Supervisor and consistent with his or her job responsibilities.

    o Employees may not utilize electronic mail systems, the Internet, or other electronic facilities for inappropriate communication, and must adhere to applicable supervisory and regulatory requirements when utilizing such systems as part of their business function.

    o All employees must comply with applicable copyright laws which impose certain restrictions on the use of computer software.

INTELLECTUAL PROPERTY

The Company's intellectual property is a very valuable asset. Intellectual property includes such things as trade secrets, trademarks, copyrights, service marks and other proprietary information. Employees are required to protect and preserve the Company's intellectual property. In order to do so, employees are required to observe the following guidelines:

    o Employees must treat the Company's intellectual property as a trade secret; outside commercial or personal use is strictly prohibited. Any misappropriation of the Company's assets will be treated as a theft. In order to protect a trade secret, the information must be properly secured and treated as confidential.

    o Innovations are ideas concerning products and may be eligible for patent, copyrights, trademark or other trade secret protection. Unauthorized disclosures may jeopardize these valuable protections. Any intellectual property created on the Company's time and/or using the Company's resources is "work made for hire" under copyright law and all rights to such materials belong exclusively to the Company. Therefore, employees are required to consult with Corporate Legal Counsel if they have any questions regarding such innovations or ideas.

    o Copyright notice should appear on all materials and works produced at the Company, other than internal memoranda and routine correspondence. Employees must obtain permission from the Chief Executive Officer prior to using the Company's name in marketing materials, press releases or press interview.

Not all intellectual property in use at the Company is owned by the Company. Employees must respect others' intellectual property, including our clients' proprietary information, and use such property only in accordance with the rights expressly granted to the Company.

As a general rule, United States copyright law makes it a federal crime to copy computer software or related documentation without the express authorization of the copyright owner. In addition, employees are not permitted to remove copyright notices from software or its documentation.

Copying copyrighted software and issuing additional copies for use by other employees of the Company or outside parties is prohibited. Modification of vendor personal computer programs is also prohibited unless the Company has been granted express rights to do so by the copyright owner. Failure to comply with software license agreements exposes the Company to potential litigation, and any employee misconduct in connection therewith is considered as a basis for termination.

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Employees may not install software purchased personally on Company equipment for use by co-workers or others without permission and the appropriate license agreement. Corporate Legal Counsel can assist employees in preparing, reviewing and/or negotiating license agreements.

"Multimedia" works - works which combine video, text, software and music - are also subject to copyrighted law. Therefore, all multimedia presentations that may have copyright issues should be reviewed by Corporate Legal Counsel before they are presented outside the Company to assure that all licensing issues have been properly addressed.

INSIDE INFORMATION

"Inside Information" is information about the Company, which is both material and non-public.

An employee may not trade in the securities of the Company, directly or indirectly, based on Inside Information. Employees may not discuss Inside Information with any third party without specific authorization of the Chief Financial Officer.

If there is any question about whether information is Inside Information, an employee should contact his/her immediate supervisor.

CONFLICTS OF INTEREST

GENERAL GUIDANCE

A "conflict of interest" occurs when an individual's private interest interferes in any way - or even appears to interfere -- with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are of special concern.

Business decisions and actions must be based on the best interests of the Company. Relationships with prospective or existing suppliers, contractors, customers, competitors or regulators must not affect the Company's independent and sound judgment. Directors, officers and other employees should not have outside interests which conflict or appear to conflict with the best interests of the Company, unless previously approved by Corporate Legal Counsel. Directors, officers and other employees are expected to act solely for the benefit of the Company and not be influenced by a personal interest that may result from other individual or business concerns. Conflicts of interest are to be scrupulously avoided, and if unavoidable, must be disclosed to the Company (whether through disclosure to the Board, in the case of a director or an executive officer, or to your supervisor, in any other case) at the earliest opportunity for determination of how the conflict of interest should be handled. If you have any uncertainty about whether your actions or relationships present a conflict of interest, contact the Audit Committee of the Board of Directors, your supervisor or Corporate Legal Counsel.

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FAMILY MEMBERS AND CLOSE PERSONAL RELATIONSHIPS

Conflicts of interest may arise when doing business with or competing with organizations in which employees' family members have an ownership or employment interest. Family members include spouses, parents, children, siblings and in-laws. Employees may not conduct business on behalf of the Company and may not use their influence to get the Company to do business with family members or an organization with which an employee or an employee's family member is associated unless specific written approval has been granted in advance by the manager who leads such employee's department.

Directors and executive officers may not seek or accept loans or guarantees of obligations from the Company for themselves or their family members Employees may not seek or accept new loans or guarantees of obligations from the Company for themselves or their family members without the consent of the Chief Financial Officer, Corporate Legal Counsel or the Chief Executive Officer. In addition, employees may not seek or accept loans or guarantees of obligations (except from banks and other entities that are in the business of making such loans), for themselves or their family members, from any individual, organization or business entity doing or seeking to do business with the Company. Employees must report to their supervisor promptly all offers of the above type, even when refused.

OWNERSHIP IN OTHER BUSINESSES

Employees may not own, directly or indirectly, a significant financial interest in any business entity that does or seeks to do business with, or is in competition with, the Company unless specific written approval has been granted in advance by Corporate Legal Counsel. As a guide, "a significant financial interest" is defined as ownership by an employee and/or family members of more than 5% of the outstanding securities/capital value of a corporation or that represents more than 5% of the total assets of the employee and/or family members.

CORPORATE OPPORTUNITIES

It is Company policy that directors, officers and other employees may not take for themselves personally opportunities that are discovered through the use of Company property, information or position, nor may they use Company property, information, or position for personal gain. Furthermore, directors, officers and other employees should not compete with the Company unless such competition is disclosed to Corporate Legal Counsel and approved. Employees, officers and directors have a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Directors, officers and other employees are prohibited from directly or indirectly buying, or otherwise acquiring rights to any property or materials, when such persons know that the Company may be interested in pursuing such opportunity and the information is not public.

OUTSIDE EMPLOYMENT, AFFILIATIONS OR ACTIVITIES

An employee's primary employment obligation is to the Company. Any outside activity, such as a second job or self-employment, must be kept completely separate from their activities with the Company. Employees may not use Company customers, suppliers, time, name, influence, assets,

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facilities, materials or services of other employees for outside activities unless specifically authorized by the Company, including in connection with charitable or other volunteer work.

Employees may not do any of the following without first disclosing that fact in writing to their immediate supervisor and to Corporate Legal Counsel.

    o Accept business opportunities, commissions, compensation or other inducements, directly or indirectly, from persons or firms that are customers, vendors or business partners of the Company.

    o Acquire Company property or services on terms other than those available to the general public or those specifically identified by the Company.

    o Engage in any conduct with customers, vendors, or any other person or entity with whom the Company does business or seeks to do business when the conduct might appear to compromise the employee's judgment or loyalty to the Company.

Additionally if an employee's family member works for a business that is itself in direct competition with the Company, this circumstance must be disclosed to Corporate Legal Counsel.

GIFTS, GRATUITIES AND ENTERTAINMENT

Employees and their family members must not accept, directly or indirectly, gifts or gratuities from persons, firms, or corporations with whom the Company does or might do business that are greater than nominal in value, Any question you may have regarding whether a gift or benefit sought to be bestowed upon you is nominal should be brought to Corporate Legal Counsel. It is the Company's policy not to offer gifts or gratuities to persons, firms or corporations with whom the Company does or might do business, except for modest items (modest is defined as less than $100.00). Gifts or gratuities that affect or give the appearance that the employee's business judgment could be affected must be avoided and refused. Gifts or gratuities that are acceptable are only those that reflect common courtesies and responsible business practice.

There are some cases where refusal of a valuable gift would be offensive to the person offering it. This is particularly true when employees are guests in another country, and the gift is something from that country offered as part of a public occasion. All gifts greater than the nominal value should be considered gifts to the Company for the benefit of the Company as a whole and not for the benefit of an individual employee. Accordingly, the employee to whom the gift was offered may accept the gifts on behalf of the Company, report it to a Supervisor and turn it over to the Company.

Entertainment by companies is an accepted business practice and persons, firms or corporations with whom the Company does or might do business with may want to entertain Company employees from time to time. Such entertainment should be limited to events or activities that are reasonable and are considered normal business practice. Entertainment that may affect or give the appearance that the employee's business judgment could be affected must be avoided and refused.

The Company, as a responsible corporate citizen, can make donations of money or products to worthy causes, including fundraising campaigns conducted by its customer. To remain an appropriate donation, the contribution should not be connected to any specific customer

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purchases or purchasing commitments In addition, recognition for any donations made by the Company should be directed toward the Company and not an individual employee.

Customer requests for donations of significant sums of money should be forwarded to a senior-level manager in your sales organization. Employees are not permitted to make a donation at a customer's request and then seek reimbursement from the Company as a business expense. All corporate donations must be approved and paid by the Company.

FAIR DEALING

Each employee should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

RELATIONSHIPS WITH SUPPLIERS OR SERVICE PROVIDERS

The Company encourages good supplier relations. However, employees may not benefit personally, whether directly or indirectly, from any purchase of goods or services for or from the Company. Employees whose responsibilities include purchasing (be it merchandise, fixtures, services, real estate or other), or who have contact with suppliers or service providers must not exploit their position for personal gain. Under no circumstances may any employee receive cash or cash equivalents from any supplier, whether directly or indirectly.

SAMPLES

It is accepted business practice for vendors to distribute samples to potential purchasers. Company policy is that, to the extent necessary to make a reasoned appraisal of new products, samples of such products may be accepted in small quantities only by employees responsible for procuring or merchandising such products.

CONSULTANTS AND AGENTS

Whenever it becomes necessary to engage the services of an individual or firm to consult for or represent the Company, special care must be taken to ensure that no conflicts of interest exist between the Company and the person or firm to be retained Employees must also ensure that outside consultants and agents of the Company are reputable and qualified. Agreements with consultants or agents should be in writing.

No employee may indirectly or through an agent, do anything prohibited under the Company's Code. Agents are required to observe the same standards of conduct as Company employees when conducting business for the Company.

ANTITRUST AND UNFAIR COMPETITION

ANTITRUST

It is Company policy to comply fully with the antitrust laws that apply to our operations domestically and throughout the world. The underlying principles behind these laws is that a

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person who purchases goods in the marketplace should be able to select from a variety of products at competitive prices unrestricted by artificial restraints, such as price fixing, illegal monopolies and cartels, boycotts and tie-ins. We believe in these principles of free and competitive enterprise and are firmly committed to them.

Certain violations of the antitrust laws are punishable as criminal offenses. Criminal sanctions include fines of up to $10 million for companies and up to $350,000 and three years imprisonment for individuals. Some violations of the antitrust laws are felonies. The United States government may also seek civil injunctions. In addition, injured private parties may sue for threefold their actual damages stemming from any antitrust violation, plus an award of attorneys' fees and the costs of bringing suit. In light of all these considerations, antitrust compliance is extremely important to the Company and all of its employees.

Antitrust and competitions laws are very complex and voluminous and vary from country to country. The brief summary of the law below is intended to help employees recognize situations that raise potential antitrust or competition issues so that they can then consult Corporate Legal Counsel.

    o Discussion of any of the following subjects with competitors, whether relating to the Company's or the competitors' products, is prohibited: past, present or future prices, pricing policies, lease rates, bids, discounts, promotions, profits, costs, margins, new products or processes not previously disclosed publicly, terms or conditions of sale, royalties, warranties, choice of customers, territorial markets, production capacities or plans and inventories. Selected items of such information may be discussed with competitors who are also suppliers to us or distributors of our manufactured products, but such discussions should be limited to what is necessary in the supplier/distribution context. We can discuss with a supplier/competitor its prices and terms and conditions of sale to us and we can discuss with a dealer/competitor our prices to that dealer for our manufactured products.

    o You must not discuss or agree with any competitor about what prices the Company and the competitor will charge a customer or customers, nor about other terms (e.g., credit) or conditions of sale.

    o Competitive prices may be obtained only from sources other than competitors, such as published lists and mutual customers.

    o If at any trade association meeting you become aware of any formal or informal discussion regarding the following topics, you should immediately leave the meeting and bring the matter to the attention of Corporate Legal Counsel. Such topics include:

            o   Prices;

            o   Discounts;

            o   Exclusion of members;

            o   Terms and conditions of sale;

            o   Geographic market or product market allocations/priorities;

            o   Bidding on specific contracts or customers;

            o   Refusal to admit members or to deal with a customer; or

            o Standardization among members of terms, warranties or product specifications.

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

    o Consult with Corporate Legal Counsel early in the process of evaluating any proposed merger, acquisition or joint venture.

    o You may not unfairly disparage or undermine the products or services of a competitor, whether by advertisement, demonstration, disparaging comments or innuendo.

    o It is Company policy that all customers and suppliers be treated fairly and not be discriminated against.

UNFAIR COMPETITION

Federal and state laws prohibit unfair methods of competition and unfair or deceptive acts and practices. These laws, like antitrust laws, are designed to protect competitors and consumers. While it is impossible to list all types of prohibited conduct, some examples include:

    o Commercial bribery or payoffs to induce business or breaches of contract by others;

    o   Acquiring a competitor's trade secrets through bribery or theft;

    o Making false, deceptive, or disparaging claims or comparisons regarding competitors or their products;

    o Making affirmative claims concerning one's own products without a reasonable basis for doing so.

In particular, all public statements by or on behalf of the Company, including in connection with advertising, promotional materials, sales representatives, and guarantees, should always be truthful and have a reasonable basis in fact and should not be misleading or purposefully made easily susceptible of misinterpretation.

RELATIONS WITH GOVERNMENT AGENCIES AND OUTSIDE ORGANIZATIONS

GENERALLY

The Company must take special care to comply with all the special legal and contractual obligations applicable to transactions with government authorities. Violations of such laws may result in penalties and fines, as well as debarment or suspension from government contracting, or possible criminal prosecution of individual employees or the Company.

POLITICAL CONTRIBUTIONS AND ACTIVITIES

Employees must obey the laws of the United States in promoting the Company's position to government authorities and in making political contributions. Political contributions by the Company to the United States federal, state or local political candidates may be prohibited or regulated under the election laws. Employees may not use corporate funds to contribute to a political party, committee, organization or candidate in connection with a federal campaign without the review and written approval of the Chief Executive Officer. Good communications and relationships with federal, state and municipal elected and appointed officials are important to the Company.

PERSONAL INVOLVEMENT AND THE PACS

Employees are encouraged to participate in the political process. Voting, expressing views on public policy, supporting and contributing to candidates and political parties and seeking public office are a few of the ways employees may choose to be involved. In the conduct of their personal civic and political affairs, employees should at all times make clear that their views and actions are their own and are not those of the Company. The Company does not seek to limit the activities in which employees may participate on their own time, or the contributions they may voluntarily make with their own funds Employees who seek elective office or accept appointive office must notify their manager and indicate how the duties of the office will affect their. job performance.

GOVERNMENT PROCUREMENT

It is Company policy to sell to all customers, including government-related entities, in an ethical, honest and fair manner. Listed below are some of the key requirements of doing business with the government:

    o Accurately representing which Company products are covered by government contracts.

    o   Providing high-quality products at fair and reasonable prices.

    o   Not offering or accepting kickbacks, bribes, gifts or other gratuities.

    o Not soliciting or obtaining proprietary or source-selection information from government officials.

    o   prior to the award of a contract.

    o Hiring present and former government personnel only in compliance with applicable laws and regulations.

    o Complying with laws and regulations ensuring the ethical conduct of participants in procurement set forth by federal, state and municipal agencies.

RESPONDING TO GOVERNMENT AND OTHER INQUIRIES

It is Company policy to cooperate with all reasonable requests concerning Company operations from United States, state and municipal government agencies, such as the Internal Revenue Service, the Securities and Exchange Commission, state taxing authorities and all other relevant governmental entities. Employees must immediately forward any such requests, including requests for interviews or access for government officials to Company facilities and documents to the Corporate Legal Counsel and before any responsive action is taken. If you are unclear about your business unit's procedures in responding to such requests, notify the Corporate Legal Counsel immediately and wait for instructions before proceeding. Additionally, employees are not normally permitted to contact any regulatory entity or any governmental authority on behalf' of the Company without prior approval of the Corporate Legal Counsel.

For those employees who deal with regulatory entities and governmental authorities on a routine basis as part of their job function, referral to the Corporate Legal Counsel is appropriate where an inquiry or contact is out of the ordinary course of business or involves a potential legal or disciplinary action of any kind. Similarly, all inquiries or documents received from any attorney or legal representative not affiliated with the Company must be immediately FORWARDED to the Corporate Legal Counsel.

TAX VIOLATIONS

The Company and its employees, whether acting on behalf of the Company or individually, are not permitted to attempt to evade taxes or the payment of taxes. Neither should employees solicit clients on the basis of nor actively participate in assisting clients in attempting to evade the tax laws. The Company and its employees, whether acting on behalf of the Company or individually, are not permitted to (i) make false statements to local tax authorities regarding any matter (ii) file fraudulent returns, statements, lists or other documents, (iii) conceal property or, withhold records from local tax authorities, (iv) willfully fail to file tax returns, keep required records or supply information to local tax authorities, or (v) willfully fail to collect, account for or pay a tax.

To comply with Internal Revenue Service regulations, the Company requires that prizes awarded by the Company (or any of its United States affiliates) to employees in connection with business-related contests and promotions be reported to the Payroll Department for inclusion in the employee's reportable income.

The Company has additional tax obligations to its employees and local tax authorities For example, it must provide wage statements to its employees, collect and deposit income and employment taxes.

In addition to complying with the tax laws, employees must cooperate fully with any regulatory entity or governmental authority Moreover, employees may not interfere with the administration of the tax laws (e g., bribing a tax agent). To this end, employees are required to respond immediately to inquiries from a tax authority, including summons to testify or produce books, accounts, records, memoranda or other papers.

                  iGames Corporate Code of Ethics and Business
                             Conduct Acknowledgment


The undersigned hereby certifies that:

            1. I have received and read the attached Corporate Code of Ethics and Business Conduct; and

            2. 1 have complied in all material respects with the provisions set forth in the Corporate Code of Ethics and Business Conduct; and

            3. I will continue to comply with the provisions of the Corporate Code of Ethics and Business Conduct and will report violations of Company policies and/or unethical behavior to the appropriate Company personnel or others as stipulated by the Corporate Code of Ethics and Business Conduct.



___________________________________         _________________________
Signature                                   Date


___________________________________
Employee Name (Printed)

                                                                      APPENDIX A

CONTACT INFORMATION


Contacts should be made within the guidelines of this policy External contacts (Corporate Legal Counsel or Chairman, Audit Committee) should be made only if 1) internal contacts have been used but have not satisfactorily resolved the matter, or 2) the guidelines of this Code so dictate.


NAME                                    TITLE                      PHONE #               E-MAIL ADDRESS
____________________________________________________________________________________________________________

Lawrence D. Rovin              Corporate Legal Counsel         (215) 569-2898        lrovin@klehr.com
                                         CFO


Christopher Wolfington                   CEO                   (610) 354-8888        cw@moneycenters.com
                                         COO


Barry Bekkedam                Chairman, Audit Committee        (610) 722-5600        brb@ballamorcapital.com







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